Exhibit 99.1

For Additional Information:

Bryan Giglia

Sunstone Hotel Investors, Inc.

(949) 382-3036

SUNSTONE HOTEL INVESTORS REPORTS RESULTS FOR FOURTH QUARTER AND FULL YEAR 2017

ALISO VIEJO, CA  – February 12, 2018 – Sunstone Hotel Investors, Inc. (the “Company” or “Sunstone”) (NYSE: SHO) today announced results for the fourth quarter and year ended December 31, 2017.

Fourth Quarter 2017 Operational Results (as compared to Fourth Quarter 2016):

•	Net income decreased 39.7% to $20.7 million.
•	Income attributable to common stockholders per diluted common share decreased 50% to $0.07.
•	24 Hotel Comparable Portfolio RevPAR increased 4.3% to $167.53.
•

24 Hotel Comparable Portfolio Adjusted EBITDA Margin,  excluding prior year property tax adjustments, net increased 90 basis points to 29.6%. Excluding the Wailea Beach Resort, due to its extensive repositioning during the fourth quarter of 2016, the 24 Hotel Comparable Portfolio Adjusted EBITDA Margin, excluding prior year property tax adjustments, net would have decreased 20 basis points.

•	Adjusted EBITDA increased 0.1% to $79.2 million.
•	Adjusted FFO attributable to common stockholders per diluted share decreased 3.4% to $0.28.

Full Year 2017 Operational Results (as compared to Full Year 2016):

•	Net income increased 8.8% to $153.0 million.
•	Income attributable to common stockholders per diluted common share increased 7.3% to $0.59.
•	24 Hotel Comparable Portfolio RevPAR increased 3.6% to $175.17.
•

24 Hotel Comparable Portfolio Adjusted EBITDA Margin, excluding prior year property tax adjustments, net increased 70 basis points to 30.9%. Excluding the Wailea Beach Resort, due to its extensive repositioning during 2016, the change in the 24 Hotel Comparable Portfolio Adjusted EBITDA Margin, excluding prior year property tax adjustments, net would have remained flat.

•	Adjusted EBITDA increased 2.6% to $338.6 million.
•	Adjusted FFO attributable to common stockholders per diluted share increased 0.8% to $1.22.

John Arabia,  President and Chief Executive Officer, stated, “During the fourth quarter, all demand segments outperformed our expectations, resulting in RevPAR and profitability significantly above the high-end of our prior guidance range. Profitability benefited from strong rate growth, increased group spend on banquets and audio visual and tight expense controls, despite wage and benefits pressure. The Wailea Beach Resort continued to gain market share and grow its rate and profitability as the repositioned resort continues to establish itself as one of the premier Maui destinations.”

Mr. Arabia continued, “In 2018, we expect to continue to recycle capital into long-term relevant real estate. To that end, we recently sold the Marriott Philadelphia and the Marriott Quincy, which increased our already significant investment capacity, and improved the long-term earnings prospects of the portfolio. Additionally, we will continue to build internal growth through our 2018 capital investment projects which are expected to enhance our existing portfolio and provide growth in 2019 and beyond.”

UNAUDITED SELECTED STATISTICAL AND FINANCIAL DATA

($ in millions, except RevPAR, ADR and per share amounts)

	Three Months Ended December 31,				Year Ended December 31,
	2017	2016	Change		2017	2016	Change

Net Income (1)	$20.7	$34.3	(39.7)%		$153.0	$140.7	8.8%
Income Attributable to Common Stockholders per Diluted Share	$0.07	$0.14	(50.0)%		$0.59	$0.55	7.3%

24 Hotel Comparable Portfolio RevPAR Growth (2)	$167.53	$160.61	4.3%		$175.17	$169.08	3.6%
25 Hotel Pro Forma Portfolio RevPAR (3)	$167.16				$175.12

24 Hotel Comparable Portfolio Occupancy (2)	80.4%	78.7%	170	bps	82.9%	82.7%	20	bps
24 Hotel Comparable Portfolio ADR (2)	$208.37	$204.08	2.1%		$211.30	$204.45	3.4%

24 Hotel Comparable Portfolio Adjusted EBITDA Margin (2) (4)	29.6%	28.7%	90	bps	30.9%	30.2%	70	bps
25 Hotel Pro Forma Portfolio Adjusted EBITDA Margin (3) (4)	29.5%				30.8%

Adjusted EBITDA	$79.2	$79.1	0.1%		$338.6	$330.0	2.6%
Adjusted FFO Attributable to Common Stockholders	$62.5	$62.2	0.6%		$271.0	$260.8	3.9%
Adjusted FFO Attributable to Common Stockholders per Diluted Share	$0.28	$0.29	(3.4)%		$1.22	$1.21	0.8%

(1)	Net income includes the impairment recognized on the Company’s Houston hotels along with other noncash items.
(2)

The 24 Hotel Comparable Portfolio is comprised of all 27 hotels the Company owned as of December 31, 2017, with the exception of the newly-developed Oceans Edge Hotel & Marina, which was not open until January 2017, as well as the Marriott Philadelphia and the Marriott Quincy, which the Company classified as held for sale as of December 31, 2017, and subsequently sold in January 2018.

(3)

The 25 Hotel Pro Forma Portfolio includes the  24 Hotel Comparable Portfolio, plus both prior ownership results and the Company’s results for the Oceans Edge Hotel & Marina acquired in July 2017. The newly-developed hotel opened in January 2017; therefore, there is no prior year information.

(4)	Both the 24 Hotel Comparable Portfolio and the 25 Hotel Pro Forma Portfolio Adjusted EBITDA Margins exclude prior year property tax adjustments, net.

Disclosures regarding the non-GAAP financial measures in this release are included on pages 6 through 8. Reconciliations of non-GAAP financial measures to the most comparable GAAP measure for each of the periods presented are included on pages  11 through 15 of this release.

The Company’s actual results for the quarter and year ended December 31, 2017 compare to its guidance originally provided as follows:

Metric	Quarter Ended December 31, 2017 Guidance (1)	Quarter Ended December 31, 2017 Actual Results (unaudited)	Performance Relative to Prior Guidance Midpoint
Net Income ($ millions)	$20 to $25	$21	- $2
26 Hotel Comparable Portfolio RevPAR Growth (2)	+ 0.5% to + 2.5%	4.2%	+ 2.7%
Adjusted EBITDA ($ millions)	$72 to $76	$79	+ $5
Adjusted FFO Attributable to Common Stockholders ($ millions)	$54 to $58	$63	+ $6
Adjusted FFO Attributable to Common Stockholders per Diluted Share	$0.24 to $0.26	$0.28	+ $0.03
Diluted Weighted Average Shares Outstanding	224,800,000	224,700,000	- 100,000

Metric	Full Year 2017 Guidance (1)	Full Year 2017 Actual Results (unaudited except Net Income)	Performance Relative to Prior Guidance Midpoint
Net Income ($ millions)	$153 to $157	$153	- $2
26 Hotel Comparable Portfolio RevPAR Growth (2)	+ 2.25% to + 3.25%	3.5%	+ 0.8%
Adjusted EBITDA ($ millions)	$331 to $335	$339	+ $6
Adjusted FFO Attributable to Common Stockholders ($ millions)	$263 to $267	$271	+ $6
Adjusted FFO Attributable to Common Stockholders per Diluted Share	$1.18 to $1.20	$1.22	+ $0.03
Diluted Weighted Average Shares Outstanding	222,500,000	222,300,000	- 200,000

(1)	Represents guidance presented on October 30, 2017.

(2)

The 26 Hotel Comparable Portfolio is comprised of all 27 hotels the Company owned as of December 31, 2017, with the exception of the newly-developed Oceans Edge Hotel & Marina, which was not open until January 2017.

Recent Developments

On January 9, 2018, the Company sold the 289-room Marriott Philadelphia and the 464-room Marriott Quincy, located in Pennsylvania and Massachusetts, respectively, for a  combined gross sales price of $139.0 million.

Balance Sheet/Liquidity Update

As of December 31, 2017, the Company had $559.3 million of cash and cash equivalents, including restricted cash of $71.3 million. Adjusting for the significant cash transactions that occurred in January 2018, including the $133.9 million payment of the Company’s common and preferred dividends and the sales of the Marriott Philadelphia and the Marriott Quincy, total pro forma unrestricted cash as of December 31, 2017 would have been  $493.1 million.

As of December 31, 2017, the Company had total assets of $3.9 billion, including $3.1 billion of net investments in hotel properties, total consolidated debt of $990.4 million and stockholders’ equity of $2.5 billion.

Capital Improvements

The Company invested $33.6 million and $115.1 million into capital improvements of its portfolio during the three months and year ended December 31, 2017, respectively.  In 2018, the Company expects to invest approximately $150 million to $175 million into its portfolio. Several of the 2018 projects began in the fourth quarter 2017 and are expected to be completed during the first half of 2018. Based on the expected timing and scope of its 2018 projects, the Company expects $9 million to $11 million of total revenue displacement related to all capital projects in 2018. The anticipated revenue displacement is expected to reduce the Company’s 2018 total pro forma RevPAR growth by approximately 80 basis points. A selection of the Company’s planned 2018 capital investment projects include:

•

Renaissance Orlando at SeaWorld®:  The Company is currently constructing 46,500 square  feet of new meeting space, including a 16,400 square  foot ballroom, on vacant land adjacent to the hotel’s existing 150,000 square  feet of total event and meeting space. Total cost for the new meeting space is expected to be $22 million to $24 million, with a portion spent in 2017. The new, state-of-the-art meeting space is expected to allow the hotel to increase the number of group rooms sold by approximately 20,000 room nights annually. Construction of the new meeting space began during the fourth quarter 2017, and is expected to be completed during the first quarter 2019. The Company expects $1 million to $2 million of revenue displacement in 2018 related to the construction.

•

Marriott Boston Long Wharf:  The Company expects to invest $31 million to $34 million, with a portion spent in 2017, to renovate all 412 guestrooms and suites. The renovation, which will better position the hotel with high-end group and business travelers, includes the complete redesign of all guestrooms and bathrooms, including enlarging many of the existing bathrooms and converting 346 bathtubs to showers, as well as expanding and upgrading the concierge lounge. The renovation began during the fourth quarter 2017, and is expected to be completed during the second quarter 2018. The Company expects $4 million to $5 million of revenue displacement during the first half of 2018.

•

JW Marriott New Orleans:  The Company expects to invest $26 million to $28 million, with a portion spent in 2017, to renovate all 501 guestrooms and suites. The renovation includes the complete redesign of all guestrooms and bathrooms, including enlarging many of the existing bathrooms and converting 381 bathtubs to showers. The renovation is scheduled to commence during the second quarter 2018, and is expected to be completed during the fourth quarter 2018. The Company expects $2 million to $3 million of revenue displacement during 2018.

•

Renaissance Los Angeles Airport:    The Company expects to invest $9 million to $10 million, with a portion spent in 2017, to renovate all 501 guestrooms and suites. In addition, the Company previously completed a renovation of its restaurant, lounge and meeting spaces in 2017. The renovation includes the complete redesign of all guestrooms. The renovation began during the fourth quarter 2017, and is expected to be completed during the second quarter 2018. The Company expects $0.5 million to $1 million of revenue displacement during the first half of 2018.

•

Hyatt Regency San Francisco:  The Company expects to invest $10 million to $11 million, with a portion spent in 2017, to renovate the hotel’s 138 suites and Regency Club rooms. The renovation began during the fourth quarter 2017, and is expected to be completed during the second quarter 2018. The Company expects approximately $0.5 million of revenue displacement during the first half of 2018.

•

Boston Park Plaza:  The Company is currently converting vacant retail space to 8,000 square  feet of new meeting space. The new meeting space is expected to allow the hotel to increase the number of group rooms sold by approximately 10,000 room nights annually. Construction of the new meeting space began during the fourth quarter 2017, and is expected to be completed during the second quarter 2018. Total cost for the new meeting space is expected to be $3 million to $4 million. The Company does not expect any displacement related to the construction.

Mr. Arabia continued, “We are excited about the prospects of these additions and renovations, as we believe they will position the hotels to drive consumer preference, increase the hotels’ RevPAR index and add to the Company’s profitability in 2019 and beyond.”

2018 Outlook

The Company’s achievement of the anticipated results is subject to risks and uncertainties, including those disclosed in the Company’s filings with the Securities and Exchange Commission. The Company’s guidance does not take into account the impact of any unanticipated developments in its business or changes in its operating environment, nor does it take into account the gain on sale or the results of operations for dispositions completed during the first quarter or any unannounced hotel acquisitions, dispositions, re-brandings, management changes, transition costs, noncash impairment expense, changes in deferred tax assets or valuation allowances, severance costs associated with restructuring hotel services, uninsured property losses, early lease termination costs,  prior year property tax assessments or credits, debt repurchases/repayments, or unannounced financings during 2018.  The Company’s 2018 guidance does include anticipated displacement from the scheduled 2018 capital investment projects. The Company expects the negative impact of its 2018 capital investment projects to result in approximately 80 basis points less annual RevPAR growth and approximately $6 million to $8 million less Adjusted EBITDA. The Company’s 2018 guidance does not anticipate any acceleration in business travel resulting from the recent federal tax cuts or other stimulus programs.

For the first quarter of 2018, the Company expects:

Metric	Quarter Ended March 31, 2018 Guidance (1)
Net Income ($ millions)	$11 to $14
25 Hotel Pro Forma Portfolio RevPAR Growth	- 2.5% to - 0.5%
Adjusted EBITDA ($ millions)	$57 to $60
Adjusted FFO Attributable to Common Stockholders ($ millions)	$41 to $44
Adjusted FFO Attributable to Common Stockholders per Diluted Share	$0.18 to $0.20
Diluted Weighted Average Shares Outstanding	224,700,000

For the full year of 2018, the Company expects:

Metric	Full Year 2018 Guidance (1)
Net Income ($ millions)	$115 to $140
25 Hotel Pro Forma Portfolio RevPAR Growth	- 0.5% to + 2.5%
Adjusted EBITDA ($ millions)	$303 to $327
Adjusted FFO Attributable to Common Stockholders ($ millions)	$235 to $259
Adjusted FFO Attributable to Common Stockholders per Diluted Share	$1.05 to $1.15
Diluted Weighted Average Shares Outstanding	225,000,000

(1)	See pages 13 and 14 for detailed reconciliations of Net Income to non-GAAP financial measures.

First quarter and full year 2018 guidance are based in part on the following assumptions:

•

Full year 25 Hotel Pro Forma Portfolio RevPAR guidance is negatively impacted by approximately 80  basis points, resulting from planned 2018 capital investment projects, a selection of which are discussed above.

•	Full year revenue displacement of $9 million to $11 million, related to planned 2018 capital investment projects.
•	Full year Adjusted EBITDA displacement of approximately $6 million to $8 million, related to planned 2018 capital investment projects.
•

Full year 25 Hotel Pro Forma Portfolio Adjusted EBITDA Margin is expected to decline 50 basis points to 100 basis points, which is negatively impacted by approximately 40 basis points resulting from planned 2018 capital investment projects.

•	Full year corporate overhead expense (excluding deferred stock amortization) of approximately $21 million to $22 million.
•	Full year amortization of deferred stock compensation expense of approximately $9 million.
•

Full year interest expense of approximately $48 million to $49 million, including approximately $3 million in amortization of deferred financing fees and approximately $3 million of capital lease obligation interest.

•	Full year total preferred dividends of $13 million, which includes the Series E and Series F cumulative redeemable preferred stock.

Dividend Update

On February 9, 2018, the Company’s board of directors declared a cash dividend of $0.05 per share of common stock, as well as cash dividends of $0.434375 per share payable to its Series E cumulative redeemable preferred stockholders and $0.403125 per share payable to its Series F cumulative redeemable preferred stockholders. The dividends will be paid on April 16, 2018 to stockholders of record as of March 30, 2018.

The Company expects to continue to pay a quarterly cash dividend of $0.05 per share of common stock throughout 2018. Consistent with the Company’s past practice and to the extent that the expected regular quarterly dividends for 2018 do not satisfy the annual distribution requirements, the Company expects to satisfy the annual distribution requirement by paying a “catch-up” dividend in January 2019. The level of any future quarterly dividends will be determined by the Company’s board of directors after considering long-term operating projections, expected capital requirements, and risks affecting the Company’s business.

Supplemental Disclosures

Contemporaneous with this release, the Company has furnished a Form 8-K with unaudited financial information. This additional information is being provided as a supplement to the information in this release and other filings with the SEC. The Company has no obligation to update any of the guidance or other information provided to conform to actual results or changes in the Company’s portfolio, capital structure or future expectations.

Earnings Call

The Company will host a conference call to discuss fourth quarter and full year 2017 financial results on February 13, 2018, at 12:00 p.m. Eastern Time (9:00 a.m. Pacific Time). A live web cast of the call will be available via the Investor Relations section of the Company’s website.  Alternatively, investors may dial 1-323-701-0225 and reference conference code 9063555 to listen to the call live. A replay of the web cast will also be archived on the website.

About Sunstone Hotel Investors, Inc.

Sunstone Hotel Investors, Inc. is a lodging real estate investment trust (“REIT”) that as of February 12, 2018 has interests in 25 hotels comprised of 12,450 rooms. Sunstone’s hotels are primarily in the urban and resort upper upscale segment and are predominantly operated under nationally recognized brands, such as Marriott, Hilton and Hyatt. For further information, please visit Sunstone’s website at www.sunstonehotels.com.

Sunstone’s mission is to create meaningful value for our stockholders by producing superior long-term returns through the ownership of long-term relevant real estate in the lodging sector. Our values include transparency, trust, ethical conduct, honest communication and discipline. As demand for lodging generally fluctuates with the overall economy, we seek to own hotels that will maintain a high appeal with travelers over long periods of time and will generate economic earnings materially in excess of recurring capital requirements.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,”  “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will” and other similar terms and phrases, including opinions, references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: volatility in the debt or equity markets affecting our ability to acquire or sell hotel assets; international, national and local economic and business conditions, including the likelihood of a U.S. recession, changes in the European Union or global economic slowdown, as well as any type of flu or disease-related pandemic, affecting the lodging and travel industry; the ability to maintain sufficient liquidity and our access to capital markets; terrorist attacks or civil unrest,  which would affect occupancy rates at our hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of our indebtedness and our ability to meet covenants in our debt and equity agreements; relationships with property managers and franchisors; our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations, which influence or determine wages, prices, construction procedures and costs; our ability to identify, successfully compete for and complete acquisitions; the performance of hotels after they are acquired; necessary capital expenditures and our ability to fund them and complete them with minimum disruption; our ability to continue to satisfy complex rules in order for us to qualify as a REIT for federal income tax purposes; severe weather events or other natural disasters; and other risks and uncertainties associated with our business described in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All forward-looking information in this release is as of February 12, 2018, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

This release should be read together with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q. Copies of these reports are available on our website at www.sunstonehotels.com and through the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) at www.sec.gov.

Non-GAAP Financial Measures

We present the following non-GAAP financial measures that we believe are useful to investors as key supplemental measures of our operating performance: earnings before interest expense, taxes, depreciation and amortization, or EBITDA; Adjusted EBITDA (as defined below); funds from operations attributable to common stockholders, or FFO attributable to common stockholders;  Adjusted FFO attributable to common stockholders (as defined below); hotel Adjusted EBITDA; and hotel Adjusted EBITDA margin.  These measures should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP. EBITDA, Adjusted EBITDA, FFO attributable to common stockholders, Adjusted FFO attributable to common stockholders,  hotel Adjusted EBITDA and hotel Adjusted EBITDA margin as calculated by us, may not be comparable to other companies that do not define such terms exactly the same as the Company does. These non-GAAP measures are used in addition to and in conjunction with results presented in accordance with GAAP. They should not be considered as alternatives to operating profit, cash flow from operations, or any other operating performance measure prescribed by GAAP. These non-GAAP financial measures reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. We strongly encourage investors to review our financial information in its entirety and not to rely on a single financial measure.

EBITDA and Adjusted EBITDA are commonly used measures of performance in many industries. We believe EBITDA and Adjusted EBITDA are useful to investors in evaluating our operating performance because these measures help investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest expense) and our asset base (primarily depreciation and amortization) from our operating results. We also believe the use of EBITDA and Adjusted EBITDA facilitate comparisons between us and other lodging REITs, hotel owners who are not REITs and other capital-intensive companies. In addition, certain covenants included in our indebtedness use EBITDA as a measure of financial compliance. We also use EBITDA and Adjusted EBITDA as measures in determining the value of hotel acquisitions and dispositions.

Historically, we have adjusted EBITDA when evaluating our performance because we believe that the exclusion of certain additional items described below provides useful information to investors regarding our operating performance and that the presentation of Adjusted EBITDA, when combined with the primary GAAP presentation of net income, is beneficial to an investor’s complete understanding of our operating performance.

We believe that the presentation of FFO attributable to common stockholders provides useful information to investors regarding our operating performance because it is a measure of our operations without regard to specified noncash items such as real estate depreciation and amortization, amortization of lease intangibles, any real estate impairment loss and any gain or loss on sale of real estate assets, all of which are based on historical cost accounting and may be of lesser significance in evaluating our current performance. Our presentation of FFO attributable to common stockholders conforms to the National Association of Real Estate Investment Trusts’ (“NAREIT”) definition of “FFO applicable to common shares.” This may not be comparable to FFO reported by other REITs that do not define the terms in accordance with the current NAREIT definition, or that interpret the current NAREIT definition differently than we do.

We also present Adjusted FFO attributable to common stockholders when evaluating our operating performance because we believe that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance, and may facilitate comparisons of operating performance between periods and our peer companies.

We adjust EBITDA and FFO attributable to common stockholders for the following items, which may occur in any period, and refer to these measures as either Adjusted EBITDA or Adjusted FFO attributable to common stockholders:

•

Amortization of favorable and unfavorable contracts:  we exclude the noncash amortization of the favorable management contract asset recorded in conjunction with our acquisition of the Hilton Garden Inn Chicago Downtown/Magnificent Mile, along with the favorable and unfavorable tenant lease contracts, as applicable, recorded in conjunction with our acquisitions of the Boston Park Plaza, the Hilton Garden Inn Chicago Downtown/Magnificent Mile, the Hilton New Orleans St. Charles, the Hyatt Regency San Francisco and the Wailea Beach Resort. We exclude the noncash amortization of favorable and unfavorable contracts because it is based on historical cost accounting and is of lesser significance in evaluating our actual performance for the current period.

•

Noncash ground rent: we exclude the noncash expense incurred from straight-lining our ground lease obligations as this expense does not reflect the actual rent amounts due to the respective lessors in the current period and is of lesser significance in evaluating our actual performance for the current period.

•

Gains or losses from debt transactions: we exclude the effect of finance charges and premiums associated with the extinguishment of debt, including the acceleration of deferred financing costs from the original issuance of the debt being redeemed or retired because, like interest expense, their removal helps investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure.

•

Acquisition costs: under GAAP, costs associated with completed acquisitions that meet the FASB’s definition of a business in accordance with the Business Combinations Topic of the Accounting Standards Codification are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the Company or our hotels.

•	Noncontrolling interest: we deduct the noncontrolling partner’s pro rata share of any EBITDA or FFO adjustments related to our consolidated Hilton San Diego Bayfront partnership.

•

Cumulative effect of a change in accounting principle:  from time to time, the FASB promulgates new accounting standards that require the consolidated statement of operations to reflect the cumulative effect of a change in accounting principle. We exclude these one-time adjustments, which include the accounting impact from prior periods, because they do not reflect our actual performance for that period.

•

Other adjustments: we exclude other adjustments that we believe are outside the ordinary course of business because we do not believe these costs reflect our actual performance for the period and/or the ongoing operations of our hotels. Such items may include: lawsuit settlement costs; prior year property tax assessments or credits; property-level restructuring, severance and management transition costs; lease terminations; uninsured losses; and any gains or losses we have recognized on sales or redemptions of assets other than real estate investments.

In addition, to derive Adjusted EBITDA we exclude the noncash expense incurred with the amortization of deferred stock compensation as this expense is based on historical stock prices at the date of grant to our corporate employees and does not reflect the underlying performance of our hotels. We also include an adjustment for the cash ground lease expenses recorded on the ground lease at the Courtyard by Marriott Los Angeles and the building lease at the Hyatt Centric Chicago Magnificent Mile. We have determined that both of these leases are capital leases, and, therefore, we include a portion of the capital lease payments each month in interest expense. We include an adjustment for ground lease expense on capital leases in order to more accurately reflect the actual rent due to both hotels’ lessors in the current period, as well as the operating performance of both hotels.  We  also exclude the effect of gains and losses on the disposition of depreciable assets and any impairments on our assets because we believe that including them in Adjusted EBITDA is not consistent with reflecting the ongoing performance of our assets. In addition, material gains or losses from the depreciated value of the disposed assets could be less important to investors given that the depreciated asset value often does not reflect its market value.

To derive Adjusted FFO attributable to common stockholders,  we also exclude the noncash interest on our derivatives and capital lease obligations, as well as changes to deferred tax assets or valuation allowances, and income tax benefits or provisions associated with the application of net operating loss carryforwards, uncertain tax positions or with the sale of assets other than real estate investments. We believe that these items are not reflective of our ongoing finance costs.

In presenting hotel  Adjusted EBITDA and hotel  Adjusted EBITDA margins, miscellaneous non-hotel items have been excluded. We believe the calculation of hotel Adjusted EBITDA results in a more accurate presentation of the hotel Adjusted EBITDA margins for our hotels, and that these non-GAAP financial measures are useful to investors in evaluating our property-level operating performance.

Our 24 Hotel Comparable Portfolio is comprised of all 27 hotels we owned as of December 31, 2017, with the exception of the newly-developed Oceans Edge Hotel & Marina, which was not open until January 2017, as well as the Marriott Philadelphia and the Marriott Quincy, which we classified as held for sale as of December 31, 2017, and subsequently sold in January 2018.  We believe that providing comparable hotel data is useful to us and to investors in evaluating our operating performance because this measure helps us and investors evaluate and compare the results of our operations from period to period by removing the fluctuations caused by any acquisitions or dispositions, as well as by those hotels that we classify as held for sale, those hotels that are undergoing a material renovation or repositioning and those hotels whose room counts have materially changed during either the current or prior year. We strongly encourage investors to review our financial information in its entirety and not to rely on a single financial measure.

Our 25 Hotel Pro Forma Portfolio is comprised of the 24 Hotel Comparable Portfolio, as well as both our results and the prior owner’s results for the Oceans Edge Hotel & Marina acquired in July 2017. We obtained prior ownership information from the Oceans Edge Hotel & Marina’s previous owner during the due diligence period before acquiring the hotel. We performed a limited review of the information as part of our analysis of the acquisition. Previously disclosed prior ownership information has been updated to reflect what we believe are more accurate results generated by the marina. We caution you not to place undue reliance on the prior ownership information.

Reconciliations of net income to EBITDA, Adjusted EBITDA, FFO attributable to common stockholders and Adjusted FFO attributable to common stockholders are set forth on pages  11 and 12. Reconciliations and the components of hotel Adjusted EBITDA and hotel  Adjusted EBITDA margin are set forth on page 15.

Sunstone Hotel Investors, Inc.

Consolidated Balance Sheets

(In thousands, except share data)

	December 31,	December 31,
	2017	2016

Assets
Current assets:
Cash and cash equivalents	$488,002	$369,537
Restricted cash	71,309	67,923
Accounts receivable, net	34,219	39,337
Inventories	1,323	1,225
Prepaid expenses	10,464	10,489
Assets held for sale, net	122,807	79,113
Total current assets	728,124	567,624

Investment in hotel properties, net	3,106,066	3,158,219
Deferred financing fees, net	1,305	4,002
Other assets, net	22,317	9,389

Total assets	$3,857,812	$3,739,234

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$31,810	$36,110
Accrued payroll and employee benefits	26,687	24,896
Dividends and distributions payable	133,894	119,847
Other current liabilities	44,502	39,869
Current portion of notes payable, net	5,477	184,929
Liabilities of assets held for sale	189	3,153
Total current liabilities	242,559	408,804

Notes payable, less current portion, net	977,282	746,374
Capital lease obligations, less current portion	26,804	15,574
Other liabilities	28,989	36,650
Total liabilities	1,275,634	1,207,402

Commitments and contingencies	—	—

Equity:
Stockholders' equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized:
6.95% Series E Cumulative Redeemable Preferred Stock, 4,600,000 shares issued and outstanding at December 31, 2017 and 2016, stated at liquidation preference of $25.00 per share	115,000	115,000
6.45% Series F Cumulative Redeemable Preferred Stock, 3,000,000 shares issued and outstanding at December 31, 2017 and 2016, stated at liquidation preference of $25.00 per share	75,000	75,000
Common stock, $0.01 par value, 500,000,000 shares authorized, 225,321,660 shares issued and outstanding at December 31, 2017 and 220,073,140 shares issued and outstanding at December 31, 2016	2,253	2,201
Additional paid in capital	2,679,221	2,596,620
Retained earnings	932,277	786,901
Cumulative dividends and distributions	(1,270,013)	(1,092,952)
Total stockholders' equity	2,533,738	2,482,770
Noncontrolling interest in consolidated joint venture	48,440	49,062
Total equity	2,582,178	2,531,832

Total liabilities and equity	$3,857,812	$3,739,234

Sunstone Hotel Investors, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(unaudited)
Revenues
Room	$199,532	$195,195	$829,320	$824,340
Food and beverage	73,990	72,984	296,933	294,415
Other operating	16,668	21,405	67,385	70,585
Total revenues	290,190	289,584	1,193,638	1,189,340
Operating expenses
Room	53,019	51,762	213,301	211,947
Food and beverage	50,457	50,060	201,225	204,102
Other operating	4,272	4,168	16,392	16,684
Advertising and promotion	13,762	14,801	58,572	60,086
Repairs and maintenance	11,653	11,168	46,298	44,307
Utilities	7,575	7,310	30,419	30,424
Franchise costs	9,314	9,245	36,681	36,647
Property tax, ground lease and insurance	20,239	21,038	83,716	82,979
Other property-level expenses	33,510	35,044	138,525	142,742
Corporate overhead	7,232	6,073	28,817	25,991
Depreciation and amortization	38,583	41,847	158,634	163,016
Impairment loss	5,626	—	40,053	—
Total operating expenses	255,242	252,516	1,052,633	1,018,925
Operating income	34,948	37,068	141,005	170,415
Interest and other income	1,743	673	4,340	1,800
Interest expense	(10,425)	(3,265)	(51,766)	(50,283)
Loss on extinguishment of debt	(820)	(25)	(824)	(284)
Gain on sale of assets	—	190	45,474	18,413
Income before income taxes and discontinued operations	25,446	34,641	138,229	140,061
Income tax (provision) benefit, net	(4,766)	(343)	7,775	616
Income from continuing operations	20,680	34,298	146,004	140,677
Income from discontinued operations	—	—	7,000	—
Net income	20,680	34,298	153,004	140,677
Income from consolidated joint venture attributable to noncontrolling interest	(1,284)	(1,122)	(7,628)	(6,480)
Preferred stock dividends and redemption charge	(3,208)	(3,208)	(12,830)	(15,964)
Income attributable to common stockholders	$16,188	$29,968	$132,546	$118,233

Basic and diluted per share amounts:
Income from continuing operations attributable to common stockholders	$0.07	$0.14	$0.56	$0.55
Income from discontinued operations	—	—	0.03	—
Basic and diluted income attributable to common stockholders per common share	$0.07	$0.14	$0.59	$0.55

Basic and diluted weighted average common shares outstanding	224,147	216,163	221,898	214,966

Distributions declared per common share	$0.58	$0.53	$0.73	$0.68

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income to Non-GAAP Financial Measures

(Unaudited and in thousands)

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016

Net income	$20,680	$34,298	$153,004	$140,677
Operations held for investment:
Depreciation and amortization	38,583	41,847	158,634	163,016
Amortization of lease intangibles	62	63	251	252
Interest expense	10,425	3,265	51,766	50,283
Income tax provision (benefit), net	4,766	343	(7,775)	(616)
Noncontrolling interest:
Income from consolidated joint venture attributable to noncontrolling interest	(1,284)	(1,122)	(7,628)	(6,480)
Depreciation and amortization	(620)	(873)	(2,767)	(3,480)
Interest expense	(482)	(433)	(1,950)	(1,684)
EBITDA	72,130	77,388	343,535	341,968

Operations held for investment:
Amortization of deferred stock compensation	1,854	1,541	8,042	7,157
Amortization of favorable and unfavorable contracts, net	3	52	218	394
Noncash ground rent	(281)	465	(1,122)	1,878
Capital lease obligation interest - cash ground rent	(590)	(351)	(1,867)	(1,404)
Gain on sale of assets, net	(11)	(196)	(45,747)	(18,422)
Loss on extinguishment of debt	820	25	824	284
Impairment loss	5,626	—	40,053	—
Hurricane-related uninsured losses	41	—	1,690	—
Closing costs - completed acquisition	—	—	729	—
Prior year property tax adjustments, net	(251)	308	(800)	(3,971)
Property-level restructuring, severance and management transition costs	—	—	—	1,578
Lease termination costs	—	—	—	1,000
Noncontrolling interest:
Noncash ground rent	73	(112)	290	(450)
Loss on extinguishment of debt	(205)	—	(205)	—
Discontinued operations:
Gain on sale of assets	—	—	(7,000)	—
	7,079	1,732	(4,895)	(11,956)

Adjusted EBITDA	$79,209	$79,120	$338,640	$330,012

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income to Non-GAAP Financial Measures

(Unaudited and in thousands, except per share amounts)

Reconciliation of Net Income to FFO  Attributable to Common Stockholders and

Adjusted FFO  Attributable to Common Stockholders

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016

Net income	$20,680	$34,298	$153,004	$140,677
Preferred stock dividends and redemption charge	(3,208)	(3,208)	(12,830)	(15,964)
Operations held for investment:
Real estate depreciation and amortization	38,486	41,716	158,177	162,431
Amortization of lease intangibles	62	63	251	252
Gain on sale of assets, net	(11)	(196)	(45,747)	(18,422)
Impairment loss	5,626	—	40,053	—
Noncontrolling interest:
Income from consolidated joint venture attributable to noncontrolling interest	(1,284)	(1,122)	(7,628)	(6,480)
Real estate depreciation and amortization	(620)	(873)	(2,767)	(3,480)
Discontinued operations:
Gain on sale of assets	—	—	(7,000)	—
FFO attributable to common stockholders	59,731	70,678	275,513	259,014

Operations held for investment:
Amortization of favorable and unfavorable contracts, net	3	52	218	394
Noncash ground rent	(281)	465	(1,122)	1,878
Noncash interest on derivatives and capital lease obligations, net	(1,777)	(9,236)	3,106	(1,426)
Loss on extinguishment of debt	820	25	824	284
Hurricane-related uninsured losses	41	—	1,690	—
Closing costs - completed acquisition	—	—	729	—
Prior year property tax adjustments, net	(251)	308	(800)	(3,971)
Property-level restructuring, severance and management transition costs	—	—	—	1,578
Lease termination costs	—	—	—	1,000
Noncash income tax provision (benefit), net	4,393	—	(9,235)	(1,596)
Preferred stock redemption charge	—	—	—	4,052
Noncontrolling interest:
Noncash ground rent	73	(112)	290	(450)
Noncash interest related to loss on derivative, net	(25)	—	(30)	—
Loss on extinguishment of debt	(205)	—	(205)	—
	2,791	(8,498)	(4,535)	1,743

Adjusted FFO attributable to common stockholders	$62,522	$62,180	$270,978	$260,757

FFO attributable to common stockholders per diluted share	$0.27	$0.33	$1.24	$1.20

Adjusted FFO attributable to common stockholders per diluted share	$0.28	$0.29	$1.22	$1.21

Basic weighted average shares outstanding	224,147	216,163	221,898	214,966
Shares associated with unvested restricted stock awards	566	445	391	242
Diluted weighted average shares outstanding	224,713	216,608	222,289	215,208

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income to Non-GAAP Financial Measures

Guidance for First Quarter 2018

(Unaudited and in thousands, except per share amounts)

Reconciliation of Net Income to Adjusted EBITDA

	Quarter Ended
	March 31, 2018
	Low	High

Net income	$10,600	$14,100
Depreciation and amortization	36,000	35,900
Amortization of lease intangibles	100	100
Interest expense	12,200	12,000
Income tax provision	300	300
Noncontrolling interest	(3,300)	(3,500)
Amortization of deferred stock compensation	2,000	2,000
Noncash ground rent	(300)	(300)
Capital lease obligation interest - cash ground rent	(600)	(600)
Adjusted EBITDA	$57,000	$60,000

Reconciliation of Net Income to Adjusted FFO  Attributable to Common Stockholders

Net income	$10,600	$14,100
Preferred stock dividends	(3,200)	(3,200)
Real estate depreciation and amortization	35,900	35,800
Amortization of lease intangibles	100	100
Noncontrolling interest	(2,500)	(2,600)
Noncash ground rent	(300)	(300)
Adjusted FFO attributable to common stockholders	$40,600	$43,900

Adjusted FFO attributable to common stockholders per diluted share	$0.18	$0.20

Diluted weighted average shares outstanding	224,700	224,700

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income to Non-GAAP Financial Measures

Guidance for Full Year 2018

(Unaudited and in thousands, except per share amounts)

Reconciliation of Net Income to Adjusted EBITDA

	Year Ended
	December 31, 2018
	Low	High

Net income	$114,900	$140,200
Depreciation and amortization	144,400	143,800
Amortization of lease intangibles	300	300
Interest expense	48,700	48,300
Income tax provision	1,400	1,400
Noncontrolling interest	(12,300)	(12,600)
Amortization of deferred stock compensation	9,200	9,200
Noncash ground rent	(1,200)	(1,200)
Capital lease obligation interest - cash ground rent	(2,400)	(2,400)
Adjusted EBITDA	$303,000	$327,000

Reconciliation of Net Income to Adjusted FFO  Attributable to Common Stockholders

Net income	$114,900	$140,200
Preferred stock dividends	(12,800)	(12,800)
Real estate depreciation and amortization	143,900	143,300
Amortization of lease intangibles	300	300
Noncontrolling interest	(10,100)	(10,600)
Noncash ground rent	(1,200)	(1,200)
Noncash interest on capital lease obligations	200	200
Adjusted FFO attributable to common stockholders	$235,200	$259,400

Adjusted FFO attributable to common stockholders per diluted share	$1.05	$1.15

Diluted weighted average shares outstanding	225,000	225,000

Sunstone Hotel Investors, Inc.

Non-GAAP Financial Measures

24 Hotel Comparable Portfolio Adjusted EBITDA and Margins

(Unaudited and in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016

24 Hotel Comparable Portfolio Adjusted EBITDA Margin (1)	29.7%	28.7%	31.0%	30.6%
24 Hotel Comparable Portfolio Adjusted EBITDA Margin, excluding prior year property tax adjustments, net (2)	29.6%	28.7%	30.9%	30.2%

Total revenues	$290,190	$289,584	$1,193,638	$1,189,340
Non-hotel revenues (3)	(20)	(5,066)	(82)	(5,076)
Total Actual Hotel Revenues	290,170	284,518	1,193,556	1,184,264
Non-comparable hotel revenues (4)	(3,275)	—	(5,123)	—
Sold/held for sale hotel revenues (5)	(12,207)	(21,825)	(58,403)	(98,151)
Total 24 Hotel Comparable Portfolio Revenues	$274,688	$262,693	$1,130,030	$1,086,113

Net income	$20,680	$34,298	$153,004	$140,677
Non-hotel revenues (3)	(20)	(66)	(82)	(76)
Performance guarantee (3)	—	(5,000)	—	(5,000)
Non-hotel operating expenses, net (6)	(775)	304	(2,396)	1,244
Property-level restructuring, severance and management transition costs (7)	—	—	—	1,578
Lease termination costs (7)	—	420	—	1,420
Hurricane-related uninsured losses (8)	41	—	1,690	—
Corporate overhead	7,232	6,073	28,817	25,991
Depreciation and amortization	38,583	41,847	158,634	163,016
Impairment loss	5,626	—	40,053	—
Interest and other income	(1,743)	(673)	(4,340)	(1,800)
Interest expense	10,425	3,265	51,766	50,283
Loss on extinguishment of debt	820	25	824	284
Gain on sale of assets	—	(190)	(45,474)	(18,413)
Income tax provision (benefit)	4,766	343	(7,775)	(616)
Discontinued operations	—	—	(7,000)	—
Actual Hotel Adjusted EBITDA	85,635	80,646	367,721	358,588
Non-comparable hotel Adjusted EBITDA (4)	(704)	—	(906)	—
Sold /held for sale hotel Adjusted EBITDA (5)	(3,478)	(5,199)	(16,745)	(26,548)
24 Hotel Comparable Portfolio Adjusted EBITDA	81,453	75,447	350,070	332,040
Prior year property tax adjustments, net (9)	(251)	35	(800)	(4,216)
24 Hotel Comparable Portfolio Adjusted EBITDA, excluding prior year property tax adjustments, net	$81,202	$75,482	$349,270	$327,824

* Footnotes on page  16

(1)	24 Hotel Comparable Portfolio Adjusted EBITDA Margin is calculated as 24 Hotel Comparable Portfolio Adjusted EBITDA divided by Total 24 Hotel Comparable Portfolio Revenues.
(2)

24 Hotel Comparable Portfolio Adjusted EBITDA Margin, excluding prior year property tax adjustments, net is calculated as 24 Hotel Comparable Portfolio Adjusted EBITDA, excluding prior year property tax adjustments, net divided by Total 24 Hotel Comparable Portfolio Revenues.

(3)

Non-hotel revenues include the amortization of favorable and unfavorable tenant lease contracts recorded in conjunction with the Company's acquisitions of the Boston Park Plaza, the Hilton Garden Inn Chicago Downtown/Magnificent Mile, the Hilton New Orleans St. Charles, the Hyatt Regency San Francisco and the Wailea Beach Resort. Non-hotel revenues for the fourth quarter and year ended December 31, 2016 also include a $5.0 million performance guarantee paid by the brand manager of the Wailea Beach Resort in January 2017 to compensate the Company while the hotel underwent extensive repositioning.

(4)

Non-comparable hotel includes hotel revenues and Adjusted EBITDA generated during the Company's ownership period for the Oceans Edge Hotel & Marina, acquired in July 2017. The newly-developed hotel is considered non-comparable as it was not opened until January 2017.

(5)

Sold/held for sale hotel includes hotel revenues and Adjusted EBITDA generated during the Company's ownership period for Marriott Park City, the Fairmont Newport Beach and the Sheraton Cerritos, sold in June 2017, February 2017 and May 2016,  respectively, as well as for the Marriott Philadelphia and the Marriott Quincy, classified as held for sale as of December 31, 2017 and subsequently sold in January 2018.

(6)

Non-hotel operating expenses, net include the following: the amortization of lease intangibles; the amortization of a favorable management agreement; noncash ground rent; and capital lease obligation interest - cash ground rent.

(7)

Property-level restructuring, severance and management transition costs for the year ended December 31, 2016 include the following severance costs: Hilton Times Square $0.5 million; Hyatt Regency San Francisco $0.9 million; Marriott Boston Long Wharf $45,000; Renaissance Washington DC $(10,000); and Wailea Beach Resort $0.1 million. Lease termination costs for the fourth quarter and year ended December 31, 2016 include $0.4 million at the Boston Park Plaza. Lease termination costs for the year ended December 31, 2016 also include $1.0 million at the Wailea Beach Resort.

(8)

Hurricane-related uninsured losses for the fourth quarter 2017 include an adjustment totaling  $(0.1) million at the two Houston hotels, and additional cost of $0.1 million at the Oceans Edge Hotel & Marina.  Hurricane-related uninsured losses for the year ended December 31, 2017 include the following costs: a total of $0.8 million at the two Houston hotels; $0.8 million at the Oceans Edge Hotel & Marina; and $0.1 million at the Renaissance Orlando at SeaWorld®.

(9)

Prior year property tax adjustments, net for the 24 Hotel Comparable Portfolio for the fourth quarters ended December 31, 2017 and 2016 exclude the additional net benefit of $0.3 million and the additional net expense of $35,000, respectively. Prior year property tax adjustments, net for the 24 Hotel Comparable Portfolio for the years ended December 31, 2017 and 2016 exclude the additional net benefit of $0.8 million and $4.2 million, respectively.